Exhibit 10.1

AMENDED AND RESTATED PATENT LICENSE AGREEMENT

BETWEEN

THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM

AND

PLX PHARMA INC.

DATED DECEMBER 11, 2009

TABLE OF CONTENTS

1. EFFECTIVE DATE	3
2. DEFINITIONS	4
3.WARRANTY: SUPERIOR RIGHTS	6
4.LICENSE	7
5. PAYMENTS AND REPORTS	9
6. COMMON STOCK: EQUITY OWNERSHIP AND PLX BOARD RIGHTS	12
7. TERM AND TERMINATION	12
8. INFRINGEMENT	14
9. ASSIGNMENT	15
10. PATENT MARKING AND MAINTENANCE	15
11. INDEMNIFICATION	15
12. USE OF BOARD AND UTHSC-H NAME	15
13. CONFIDENTIAL INFORMATION AND PUBLICATION	16
14. PATENTS AND INVENTIONS	16
15. ALTERNATE DISPUTE RESOLUTION	17
16. GENERAL	18

AMENDED AND RESTATED PATENT LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is between the Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas Health Science Center at Houston (“UTHSC-H”), a component institution of System and PLx Pharma Inc., a Texas corporation (“PLx”), with its principal place of business at 8285 El Rio, Suite 130, Houston, Texas 77054. Board, UTHSC-H, and PLx may individually be referred to as Party or collectively as the Parties.

RECITALS

A.     Board owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which were developed at The University of Texas Health Science Center at Houston (“UTHSC-H”), a component institution of System.

B.     Board desires to have the Licensed Subject Matter developed in the Licensed Field and used for the benefit of PLx, the Inventor, Board, and the public as outlined in Board’s Intellectual Property Policy.

C.     PLx desires to obtain a license from Board to Commercialize Licensed Subject Matter.

D.     Board and GrassRoots Pharmaceuticals Inc. entered into a license agreement dated January 8, 2003, which Original Agreement was amended by: the Amendment to Patent License Agreement effective July 2003; the Second Amendment to Patent License Agreement effective November 5, 2003; the Third Amendment to Patent License Agreement effective April 15, 2004; the Fourth Amendment to Patent License Agreement effective April 30, 2004; the Fifth Amendment to Patent License Agreement effective April 7, 2005; the Sixth Amendment to Patent License Agreement effective May 3, 2006; and the Seventh Amendment to Patent License Agreement effective June 26, 2007, (collectively the “Original Agreement”)

E.     GrassRoots Pharmaceuticals’ Board of Directors consented to changing its name to PLx Pharma Inc. on March 20, 2003, and filed its name change with the Office of the Secretary of State of Texas on April 10, 2003.

F.     The parties hereby desire to amend and restate the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective December 11, 2009 (“Effective Date”).

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

2.1       “Actively Attempting to Commercialize” means

a.

having an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production, or Sales of Licensed Products or Sales of a product incorporating Licensed Products or a part thereof, , in any jurisdiction, and where PLx has provided plans reasonably acceptable to UTHSC-H, to Commercialize Licensed Subject Matter in Licensed Territory; or

b.	having at least one Licensed Product currently being reviewed as an IND or NDA or the equivalent thereof by a Regulatory Authority.

2.2       “Additional Patent Rights” means Board’s rights in inventions or discoveries covered by patent(s) or patent applications, whether domestic or foreign, within the Licensed Field resulting and constituting an Improvement.

2.3       “Affiliate” means:

i)	any business entity at least 50% owned by PLx, or any business entity that owns at least 50% of PLx;

ii)	any business entity that is at least 50% owned by a business entity that owns at least 50% of PLx; or

iii)	any business entity in which PLx has a controlling share.

2.4	“Commercialize” means having Sales of Licensed Products, Sales of products incorporating Licensed Products or parts thereof.

2.5	“Improvements” means any modification or further development of the Patent Rights or Technology Rights that are:

i)	within the Licensed Field; and

ii)	made by solely by Inventor at UTHSC-H; and

iii)	made during the term of, and in the scope and performance of a Sponsored Research Agreement.

2.6       “IND” means an Investigational New Drug application or a Treatment Investigational New Drug application submitted to the FDA for a Licensed Product under 21 C.F.R. Part 312 or a comparable application submitted to another Regulatory Authority.

2.7       “Inventor” means Dr. Lenard Lichtenberger or any person specifically under Dr. Lichtenberger’s supervision in his capacity as a principal investigator of research in the Licensed Field at UTHSC-H. For clarity, Inventor shall not include persons employed by another employer or System institution, or researchers at UTHSC-H that are not under Dr. Lichtenberger’s supervision.

2.8       “Licensed Field” means a pharmacological composition comprising a phospholipid(s) and an anti-inflammatory agent, for medical and veterinary use. Licensed Field shall not include (U.S. patent numbers 6,943,155 and 7354912) or any of Board’s rights necessary for practicing such patents.

2.9       “Licensed Product” means any product or service comprising or derived from Licensed Subject Matter or any equipment or product with which Licensed Subject Matter is combined, attached, packaged, retrofitted, marketed, or Sold by PLx and/or its Affiliates.

2.10      “Licensed Subject Matter” means inventions and discoveries by Inventor covered by Patent Rights, or Additional Patent Rights or Technology Rights.

2.11      “Licensed Territory” means worldwide.

2.12      “NDA” means a New Drug Application or an Abbreviated New Drug Application submitted to the FDA for a Licensed Product under 21 C.F.R. Part 314 or a comparable application submitted to another Regulatory Authority.

2.13      “Net Sales” means the gross revenues received by PLx and its Affiliates, subsidiaries, or Sublicensees, as the case may be, from the Sale of Licensed Products, less: sales and use taxes actually paid, import and export duties actually paid, unreimbursed outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.14      “Patent Rights” means Board’s rights in inventions or discoveries covered by patent(s) or patent applications, whether domestic or foreign, listed in Attachment A, and any patent(s) issuing from the applications, and all divisionals, continuations, reissues, revival, reexaminations or extensions thereof within the Licensed Field.

2.15      “Phase I Clinical Trials” means investigational use of a Licensed Product for determining metabolic and pharmacologic actions in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, under 21 C.F.R. Part 312 or comparable laws, rules, or regulations of another Regulatory Authority.

2.16      “Phase II Clinical Trials” means investigational use of a Licensed Product for examining the suspected indication(s) and to determine potential short-term side effects in humans, under 21 C.F.R. Part 312 or comparable laws, rules, or regulations of another Regulatory Authority.

2.17      “Phase III Clinical Trials” means investigational use of a Licensed Product for establishing its safety, efficacy, labeled indications, and risk–benefit profile in humans, under 21 C.F.R. Part 312 or comparable laws, rules, or regulations of another Regulatory Authority.

2.18     “Regulatory Authority” means the Food and Drug Administration of the United States of America (“FDA”) or any comparable agency in a country outside the United States of America that is authorized to regulate the licensure, approval, manufacture, and sale of pharmaceuticals, biologics, dietary supplements, medical foods, nutriceuticals, food additives, cosmetics, diagnostics, medical devices, and medical processes.

2.19      “Sale, Sold or Sell” means the transfer or disposition of a Licensed Product for value to a party other than PLx or Affiliate.

2.20      “Shareholders Agreement” means, as subsequently amended, the Amended and Restated Shareholders Agreement, dated April 30, 2004, by and among PLx and certain of its shareholders.

2.21     “Sponsored Research Agreement” means any sponsored research agreement between UTHSC-H and PLx in effect during the term of during this Agreement, where Dr. Lichtenberger is the principal investigator, and that specifically refers to this Agreement for the clarification of rights related to the Improvements or Licensed Subject Matter.

2.22     “Technology Rights” means Board’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, patterns, compilations, programs, products, techniques, data, preparations, usage information, trade secrets, drawings or data:

(a)     are developed or created by solely by Inventor at UTHSC-H, whether or not patentable; and

(b)     are not covered by Patent Rights or Additional Patent Rights, but are necessary for practicing Patent Rights or Additional Patent Rights.

3. WARRANTY: SUPERIOR RIGHTS

3.1       Except for the rights, if any, of the Government of the United States, as set forth below, Board represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to PLx except as stated herein.

3.2       PLx understands that the Licensed Subject Matter was developed under a funding agreement with the Government of the United States of America and that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between any such agreement or applicable law or regulation and this Agreement, the terms of the Government agreement or applicable law or regulation shall prevail.

3.3      PLx understands and acknowledges that Board, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, or breadth of the Licensed Subject Matter. Board, by this Agreement, also makes no representation as to whether there are any patents now held, or that will be held, by others or by Board in the Licensed Field, nor does Board make any representation that the inventions contained in Patent Rights do not infringe any other patents now held, or that will be held, by others or by Board.

3.4       PLx, by execution hereof, acknowledges, covenants, and agrees that it has not been induced in any way by Board, System, UTHSC-H or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Section 3 and all other matters pertaining to this Agreement; and (ii) PLx has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. LICENSE

4.1       Board hereby grants to PLx a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, use, distribute, Sell, offer to Sell, import, export, lease, loan or otherwise Commercialize Licensed Products within the Licensed Territory for use within Licensed Field. This grant extends to Board’s undivided interest in any Licensed Subject Matter developed during the term of this Agreement and jointly owned by Board and PLx. This grant is subject to any rights held by the Government of the United States as set forth in Paragraph 3.3, the payment by PLx to UTHSC-H of all consideration as provided herein, the timely payment of all amounts due under any Sponsored Research Agreement, and is further subject to the following rights retained by UTHSC-H and Board to:

a.	Publish the general scientific findings from research related to Licensed Subject Matter subject to the terms of Section 12, Confidential Information; and

b.	Use Licensed Subject Matter for non-commercial research, non-commercial teaching, and other non-commercial educationally- related purposes.

4.2       PLx may extend the license granted herein to any Affiliate provided that the Affiliate consents in writing to be bound by this Agreement to the same extent as PLx.

4.3       PLx may grant sublicenses, marketing and distribution agreements, and any other agreement granting rights (“Sublicenses”) consistent with this Agreement if PLx is responsible for the operations of its Sublicensees to this Agreement as if the operations were carried out by PLx, including without limitation the payment of royalties or other consideration whether or not paid to PLx by a Sublicensee and indemnity provisions equivalent to Section 11. PLx shall deliver to Board a true and correct copy of each Sublicense granted by PLx, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination. Should this Agreement be terminated for any reason, all existing Sublicenses shall automatically be assigned to Board.

4.4         PLx and UTHSC-H agree that PLx completed the following commercial diligence requirements from the Original Agreement, as amended:

a.

Within thirty (30) months after the effective date of the Original Agreement, achieved aggregate equity investments of greater than or equal to two million five hundred thousand dollars ($2,500,000) such amount included the initial investment of five hundred thousand dollars ($500,000) made by MediGen Group, LLC;

b.	Within twelve (12) months after the effective date of the Original Agreement, developed a first Licensed Product for use in a clinical trial;

c.	Within twelve (12) months after the effective date of the Original Agreement, completed preclinical development studies for the purpose of initiating Phase I Clinical Trials;

d.	Within eighteen (18) months after the effective date of the Original Agreement, submitted an IND application;

e.	Within eighteen (18) months after the effective date of the Original Agreement, initiated Phase I Clinical Trials, or its equivalent under §505(b)(2) of the Federal Food, Drug and Cosmetic Act;

f.	Within thirty-six (36) months after the effective date of the Original Agreement, initiated Phase II Clinical Trials;

g.	Within forty-eight (48) months after the effective date of the Original Agreement, initiated Phase III Clinical Trials, or its equivalent under §505(b)(2) of the Federal Food, Drug and Cosmetic Act.

4.5        PLx shall at all times use its best efforts to commercially develop, manufacture or have others manufacture, seek and obtain any necessary governmental approval for, and actively promote, market, Sell, and distribute Licensed Products in the Licensed Territory in all lawful ways and to the extent commercially reasonable.

4.6         Reasonable commercial diligence shall require that PLx:

a.	On or before January 8, 2012, submit an NDA for a Licensed Product; and

b.	On or before, January 8, 2013, Sell or offer for Sale a Licensed Product.

4.7         The time periods for milestones 4.6(a) and (b) above will be extended automatically by the amount of time taken by a Regulatory Authority for its review and approval of an IND or NDA. PLx shall notify UTHSC-H in writing and provide appropriate documentation of such time period(s).

5. PAYMENTS AND REPORTS

5.1         In consideration of rights granted by Board to PLx under this Agreement, PLx will pay Board the following:

a.	An annual, non-refundable, non-creditable license management fee in the amount of [*] due and payable on each anniversary of the Effective Date beginning on the first anniversary; and

b.

A running royalty equal to [*]of Net Sales of Licensed Products comprising Patent Rights and/or Additional Patent Rights and [*] where Net Sales of Licensed Products consist of only Technology Rights made or Sold by PLx, or Affiliates; and

c.

If the annual running royalty payments required to be made pursuant to Section 5.1(b) do not aggregate to an amount greater than or equal to [*], regardless of whether there are Sales, an additional annual royalty payment in the amount equal to the difference between [*] and the aggregate running royalty payments actually made pursuant to Section 5.1(b) for the year, is due and payable within thirty (30) days after each anniversary of the Effective Date until this Agreement is terminated.

d.	PLx and UTHSC-H agree that PLx completed the following payment requirements from the Original Agreement, as amended:

i)	[*] upon completion of the first Phase III Clinical Trial; and

ii)

One hundred eighty one thousand, two hundred ninety-six dollars ($181,296) for all reasonable, out of pocket expenses incurred by UTHSC-H for filing, prosecuting, enforcing and maintaining Patent Rights through October 30, 2002.

e.	Milestone payments, regardless of whether the milestones are achieved by PLx, an Affiliate, or Sublicensee, due and payable within thirty (30) days after each corresponding event listed below:

i)

A one-time payment of [*] upon the first approval by a Regulatory Authority to Sell a Licensed Product. (If PLx’s total cash assets are less than [*] when the Regulatory Authority approval milestone payment matures, then such milestone payment shall be due and paid within [*] after PLx total cash assets become greater than [*]).

ii)	A one-time payment of [*] upon the first attainment of total aggregate revenue from the Sale of all Licensed Products of [*] ; and

iii)	A one-time payment of [*]upon the first attainment of total aggregate revenue from the Sale of all Licensed Products of [*]; and

iv)	A one-time payment of [*] upon the first attainment of total aggregate revenue from the Sale of all Licensed Products of [*].

f.

UTHSC-H will invoice PLx for all actual out-of-pocket expenses incurred by UTHSC-H for filing, prosecuting, enforcing and maintaining Patent Rights and Additional Patent Rights. The invoiced amounts will be due and payable by PLx within thirty (30) days after receipt of UTHSC-H’s invoice.

5.2         In consideration of rights granted by Board to PLx under this Agreement, PLx further agrees to pay Board, within sixty (60) days after receipt by PLx:

a.

[*] of any consideration received by PLx from a Sublicensee or assignee with respect to Licensed Subject Matter for which PLx has not, as of the date such consideration is due, submitted an NDA to a Regulatory Authority for a compound designated in such submissions for only over-the-counter Sales; and

b.

[*] of any consideration received by PLx from a Sublicensee or assignee with respect to Licensed Subject Matter for which PLx has submitted an NDA to a Regulatory Authority for a compound designated in such submission for only over-the-counter Sales on or before the date such consideration is due; and

c.

[*] of any consideration received by PLx from a Sublicensee or assignee with respect to Licensed Subject Matter for which PLx has not, as of the date such consideration is due, received approval of an NDA by a Regulatory Authority for a compound designated in such submission for prescription Sales; and

d.

[*] of any consideration received by PLx from a Sublicensee or assignee with respect to Licensed Subject Matter for which PLx has received approval of an NDA by a Regulatory Authority on or before the date such consideration is due for a compound designated in such submission for prescription Sales.

5.3        The following shall be excluded from the consideration to which payments owed under Section 5.2(a), (b), (c), and (d): (i) consideration received as the result of any sale of substantially all the assets of business operations of PLx, provided that any resulting assignee assumes PLx’s obligations under this Agreement with; and (ii) funding received by PLx for research and development. The consideration under Section 5.2 (a), (b), (c), and (d) shall include, but not be limited to, prepaid royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus, milestone payments, distributorship fees or advances, and equity securities in sublicensing, including any payment to PLx of a premium over the market value of such equity securities.

5.4          During the term of this Agreement and for three (3) years thereafter, PLx agrees to keep complete and accurate records of its and its Sublicensees’ Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. PLx agrees to permit Board or its representatives, at Board’s expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement and payments owed or paid under Section 5.1, provided that (a) Board will give PLx at least ten (10) days notice of any such examination, and (b) such an examination may be made only once for any given calendar year. If the amounts due to Board are determined to have been underpaid by five percent (5%) or greater, PLx will pay the cost of the examination and accrued interest at the prime rate, as published by The Wall Street Journal on the quarterly due date for the payment plus three percent (3%).

5.5       Within 60 days after March 31, June 30, September 30, and December 31, beginning immediately after PLx’s first Sale of a Licensed Product, PLx shall deliver to Board a true and accurate written report, even if no payments are due Board, giving the particulars of the business conducted by PLx and its Sublicensees, during the preceding three (3) calendar months under this Agreement, as are pertinent to calculating payments hereunder. This report will include at least:

a.	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by Licensee since the previous report;

b.	the total quantities of Licensed Products produced;

c.	the total Sales separately listed into United States and foreign Sales;

d.	the gross and Net Sales prices;

e.	the calculation of royalties and amounts payable thereon;

f.	the total royalties computed and due Board;

g.	all other consideration received by Licensee relating to Licensed Products from each Sublicensee, and Affiliate including the types of consideration set forth in Section 5.3 above and payments; and

h.	all other amounts due UTHSC-H herein.

Simultaneously with the delivery of each report, PLx shall pay to Board the amount, if any, due for the period of each report.

5.6       PLx shall deliver to Board a written report summarizing PLx’s (and any Sublicensee’s) efforts and accomplishments during the preceding year in diligently Commercializing Licensed Subject Matter in the Licensed Territory and PLx’s (and Sublicensee’s) commercialization plans for the upcoming year. The first of such reports shall be made within six (6) months after the Effective Date and subsequent reports shall be made within 60 days after each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale.

5.7        All amounts payable herein by PLx shall be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind, unless such deductions are required by the laws and regulations of any applicable jurisdiction. When Licensed Product is Sold for monies other than United States dollars, the earned royalties first will be determined in the foreign currency in the country in which such Licensed Products were Sold, and then converted into equivalent United States funds. The exchange rate will be that rate as reported by The Wall Street Journal on the last day of the reporting period, and will be quoted in the continental terms method of quoting exchange rates (local currency per United States dollar). All royalty payments that are not paid by PLx by the thirty-first (31st) day after each quarterly payment date shall bear interest at the Prime Rate as reported by The Wall Street Journal. Such interest payments shall be calculated from the quarterly due dates until the payment is received by UTHSC-H. UTHSC-H is a tax-exempt organization under the laws of the State of Texas and of the United States and shall be solely responsible for any taxes that may hereafter be levied upon the payments to Board. Payments shall be made by check payable to The University of Texas Health Science Center at Houston, and mailed to UTHSC-H at the address set forth in Section 16.2, or made via electronic funds transfer to: Bank Name: [*********] PLx is responsible for wire transfer fees. In the event of a wire transfer, PLx shall promptly notify UTHSC-H in writing of such transfer.

5.8       No payments due or royalty rates owed under this Agreement will be reduced as a result of co-ownership of Licensed Subject Matter by Board and another party, including, but not limited to, PLx.

5.9      Within fourteen (14) days after the Effective Date, PLx shall make a cash payment to Board in the amount of [*] in full satisfaction of amounts owed under Section 5.1(c) of the Original Agreement through January 8, 2010.

6. COMMON STOCK: EQUITY OWNERSHIP AND PLx BOARD RIGHTS

6.1        In further consideration of the rights granted to PLx by Board under the Original Agreement, PLx has issued to Board one million fifty thousand shares (1,050,000) fully paid, fully dilutive, non-assessable shares of its common’s stock.

6.2         Board will be allowed to designate one member of the board of directors of PLx in accordance with Section 6(a) (i) of the Shareholders Agreement.

7. TERM AND TERMINATION

7.1          The term of this Agreement is from the effective date of the Original Agreement to the expiration of the last Patent Rights or Additional Patent Rights.

7.2         Any time after two (2) years from the Effective Date, or at any time if PLx has not been Actively Attempting to Commercialize at least one Licensed Product for the previous six (6) months, Board and UTHSC-H have the right to terminate the exclusivity of this license in any national political jurisdiction in the Licensed Territory if PLx, within ninety (90) days after receiving written notice from UTHSC-H of intended termination of exclusivity, fails to provide written evidence reasonably satisfactory to UTHSC-H that PLx or its Sublicensees has Commercialized or is Actively Attempting to Commercialize a Licensed Product in such jurisdiction(s). No termination of the exclusivity of this license in any single national political jurisdiction shall affect the rights of PLx with respect to this license in any other national political jurisdiction in the Licensed Territory.

7.3         Any time after three (3) years from the Effective Date, Board and UTHSC-H have the right to terminate this license in any national political jurisdiction in the Licensed Territory if PLx, within ninety (90) days after receiving written notice from UTHSC-H of intended termination, fails to provide written evidence satisfactory to UTHSC-H that PLx or its Sublicensees has Commercialized or is Actively Attempting to Commercialize a Licensed Product in such jurisdiction(s). No termination of this license in any single national political jurisdiction shall affect the rights of PLx with respect to this license in any other national political jurisdiction in the Licensed Territory.

7.4         Subject to any rights that survive termination, this Agreement will automatically terminate in its entirety:

a.	upon PLx becoming bankrupt or insolvent, or placement of the business of PLx in the hands of a receiver, assignee, or trustee, whether by voluntary act of PLx or otherwise;

b.

following sixty (60) days’ written notice, which notice must make reference to this Section, by either party for a material breach of a material provision of this Agreement, including the failure by PLx to make payments (if any are due) or reports, in accordance with the terms of Section 5 hereunder, unless, before the end of the sixty (60) day period, the party in material breach has cured the default or breach and so notifies the other party, stating the manner of the cure; or

c.

following ninety (90) days’ written notice, which notice must make reference to this Section, by either party for breaches or defaults on any other obligation under this Agreement, unless, before the end of the ninety (90) day period, PLx has cured the default or breach and so notifies Board, stating the manner of the cure; or

d.	at any time by mutual written agreement between PLx, UTHSC-H and Board, and subject to any terms herein which survive termination; or

e.

under the relevant provisions of Section 7.3, if invoked, but only with respect to the particular jurisdictions for which PLx or its Sublicensees have not Commercialized or are not Actively Attempting to Commercialize.

7.5         If this Agreement is terminated for any cause:

a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination; and

b.

after the effective date of the termination, PLx may Sell all Licensed Products and parts thereto it has on hand at the date of termination, if PLx pays earned royalties thereon and any other amounts according to the terms of Section 5; and

c.	PLx covenants and agrees to be bound by the provisions of Sections 11 (Indemnification), 12 (Use of Board and UTHSC-H Name), and 13 (Confidential Information) of this Agreement; and

d.

PLx grants to Board a non-exclusive royalty-bearing license with the right to sublicense others with respect to improvements made by PLx (including improvements licensed by PLx from third parties) in the Licensed Subject Matter. PLx and Board agree to negotiate in good faith the reasonable royalty rate for the non-exclusive license. Board’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package; and

e.	all data, prototypes, derivatives of data, designs or materials, and accompanying rights thereto, provided to PLx by Inventors, will be returned to UTHSC-H at PLx’s expense.

8. INFRINGEMENT

8.1         If PLx becomes aware of any patent held by a third party that PLx reasonably believes would be infringed by the continued Sale of Licensed Products, or by the use of Licensed Products by its customers, or of the possible infringement by a third party of the Patent Rights granted hereunder, PLx agrees to promptly inform Board of same in writing.

8.2        PLx, at its expense, shall enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. PLx agrees to pay Board royalty, as set forth in Section 5.1 on any monetary recovery, in excess of its out-of- pocket expenses in enforcing the patent, if the monetary recovery is for damages or a reasonable royalty in lieu thereof. If PLx does not file suit against a substantial infringer of a patent within six (6) months of knowledge thereof, then Board and UTHSC-H, at their sole discretion and expense, may enforce any patent licensed hereunder on behalf of itself and PLx, based upon Board’s sole determination that such suit is necessary to protect Board’s interests with Board retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

8.3        In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

8.4          PLx may request that Board join the prosecution of an infringer. If Board agrees, then PLx and Board shall jointly enforce against infringement by third parties and shall be entitled to retain any recovery from such enforcement. After deducting PLx’s and Board’s third-party, documented, unrecovered reasonable legal expenses incurred exclusively from such suit, any remaining recovery shall be divided on a pro rata percentage based upon total costs incurred.

9. ASSIGNMENT

Except with the sale of substantially all of PLx’s assets to a third party, this Agreement may not be assigned by PLx without the prior written consent of Board, which will not be unreasonably withheld.

10. PATENT MARKING AND MAINTENANCE

10.1      PLx shall permanently and legibly mark all products and documentation manufactured or Sold by its Affiliates or Sublicensees pursuant to this Agreement with a patent notice as may be permitted or required under Title 35, United States Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly.

10.2         Board shall use reasonable efforts to obtain and maintain Patent Rights, including payment of maintenance fees and, where appropriate, preparing, filing, and prosecuting patent applications.

11. INDEMNIFICATION

11.1        PLx agrees to hold harmless and indemnify Board, System, UTHSC-H, its Regents, officers, employees, and agents from and against any claims, demands, or causes of action whatsoever, or costs of suit or reasonable attorney’s fees, including without limitation those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by PLx, officers, its Affiliates or their officers, employees, agents or representatives.

11.2         PLx shall, as a condition to any practice under this Agreement, secure and as a condition to the continued effectiveness of the license granted under this Agreement, keep in full force and effect product liability insurance providing coverage for PLx, as its interest may appear, in an amount of not less than one million dollars ($1,000,000).

12. USE OF BOARD AND UTHSC-H NAME

PLx may not use the name of UTHSC-H, System or Board without express written consent, except as reasonably necessary to describe this Agreement and PLx’s rights hereunder or to disclose their ownership interests in PLx. UTHSC-H and System may use PLx’s name and logo for annual reports, brochures, website and internal reports without prior consent.

13. CONFIDENTIAL INFORMATION AND PUBLICATION

13.1        Board and PLx each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) used only for the purposes of this Agreement, and (iii) not disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a.	was in the public domain at the time of disclosure;

b.	later became part of the public domain through no act or omission of the recipient party, it’s employees, agents, successors or assigns;

c.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d.	was already known by the recipient party at the time of disclosure;

e.	was independently developed by the recipient, as evidenced by written documentation; or

f.	is required by law or regulation to be disclosed

13.2         Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in effect and for a period of three (3) years thereafter.

13.3        UTHSC-H will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to PLx at least thirty (30) days before publication, and PLx shall have up to thirty (30) days to review and comment upon the publication in order to protect PLx’s confidential information. Upon PLx’ request, publication will be delayed for up to sixty (60) days to enable PLx to secure adequate intellectual property protection of PLx’s property that would be adversely affected by the publication.

14. PATENTS AND INVENTIONS

14.1         If after consultation with PLx, both parties agree that a patent application should be filed for Licensed Subject Matter, Board will prepare and file the appropriate patent applications, and PLx will pay the cost of searching, preparing, filing, prosecuting, and maintaining same. If PLx notifies Board that it does not intend to pay the costs of an application, or if PLx does not respond or make an effort to agree with Board on the disposition of rights in the subject invention, then Board may file an application at its own expense, such invention shall not be included in Patent Rights or Additional Patent Rights for the purposes of this Agreement, and PLx will have no rights to such invention. Board will provide PLx a copy of any patent application for which PLx has paid the costs of searching, preparing, and filing, as well as copies of any documents received or filed with the respective patent office during the prosecution thereof. With respect to any patent applications hereunder for which PLx is obligated to bear the costs, PLx shall be entitled to select legal counsel engaged by Board to prepare and prosecute same, subject to the approval of UTHSC-H, which approval will not be unreasonably withheld or delayed. Prior to PLx’s declining to pay the costs of searching, preparing, filing, and prosecuting such patent application in accordance with this Section 14, Board and UTHSC-H shall not offer such invention or discovery to, or discuss such invention or discovery with, any third party.

14.2        At the election of Board through UTHSC-H, PLx will either pay patent legal counsel directly for patent expenses or will reimburse UTHSC- H for such patent expenses. Patent expense payment delinquencies (whether owed directly to patent legal counsel or to UTHSC-H) will be considered a payment default for purposes of Section 7.4. At its discretion, UTHSC-H may allow PLx to instruct patent legal counsel directly, provided, that (a) UTHSC-H is copied on all correspondence regarding Patent Rights or Additional Patent Rights, (b) UTHSC-H will maintain final authority in all decisions regarding the prosecution and maintenance of the Patent Rights or Additional Patent Rights, (c) UTHSC-H may revoke this authorization to instruct patent legal counsel directly at any time, and (d) the patent legal counsel remains counsel to UTHSC-H with an appropriate contract (and shall not jointly represent PLx unless requested by PLx and approved by UTHSC-H, and an appropriate engagement letter with System and conflict waiver are in effect). The Parties agree that they share a common legal interest to get valid enforceable patents and that PLx will maintain as privileged all information received pursuant to any patent application, prosecution and maintenance contemplated by this Section.

14.3       In those cases where an Improvement has creators other than Dr. Lichtenberger, including another System employee, who is not an Inventor (“Third Party Inventor”), rights to such modification or further development shall require an inter-institutional agreement between the Third Party Inventor’s employer(s) and UTHSC-H regarding these matters, in order for exclusive rights to be conveyed under this Agreement; otherwise a separate agreement for such Third Party Inventor discoveries or inventions between the Third Party Inventor’s employer(s) and PLx will be necessary if exclusive rights are desired by PLx.

15.  ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this Agreement, its construction, or its actual or alleged breach, may be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it may be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Texas in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of non-steroidal anti-inflammatory drugs and the use of phospholipids in gastrointestinal disorders. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties. The use of any method of alternative dispute resolution will not be construed by either party in a manner that would adversely affect the other party’s rights in court. Nothing in this section will prevent one party from resorting to judicial proceedings if good faith efforts to resolve a dispute have been unsuccessful or if injunctive relief is necessary to prevent serious and irreparable harm to one party or third parties.

16. GENERAL

16.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

Any notice required by this Agreement shall be in writing and shall be deemed to have been given upon being placed in the United States mail, postage prepaid, by registered or certified mail, or upon receipt by the party to be notified if delivered by personal delivery or recognized overnight delivery service (with proof of delivery), addressed to UTHSC-H or to PLx, as the case may be, at the respective address set forth below:

The University of Texas Health Science Center at Houston

Office of Technology Management

7000 Fannin, Suite 720

Houston, Texas 77030

or in the case of PLx to:

Mr. Ronald R. Zimmerman

PLx Pharma Inc.

8285 El Rio, Suite 130

Houston, Texas 77054

FAX: 713.842.3052

PHONE: 713.842.1249

or other addresses as may be given from time to time under the terms of this notice provision.

16.3         PLx shall comply with all applicable federal, state, and local laws and regulations in connection with its activities pursuant to this Agreement. PLx understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. PLx further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. PLx will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Subject Matter (including any associated products, items, articles, computer software, media, services, technical data, and other information). PLx certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re- export) the Licensed Subject Matter (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. PLx will include a provision in its agreements, substantially similar to this Section, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Subject Matter, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable

U.S. laws and regulations.

16.4         This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

16.5         Failure of Board or PLx to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

16.6         Headings are included herein for convenience only and shall not be used to construe this Agreement.

16.7         If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

16.8         Nothing in this Agreement shall constitute a waiver of sovereign immunity of Board or UTHSC-H.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		PLX PHARMA INC.

By:	/s/ T. Kevin Dillon	By:	/s/ Ronald R. Zimmerman

T. Kevin Dillon Executive Vice President, Chief Operating and Financial Officer The University of Texas Health Science Center at Houston		Ronald R. Zimmerman President and Chief Executive Officer

Date:	12/11/2009	Date:	12/11/2009

Approved as to Content:

By:     /s/ Peter J. Davies

Peter J. Davies, M.D., Ph.D.

Executive Vice President, Research

The University of Texas Health Science Center at Houston

Date:     12/11/2009

Read and Understood:

By:     /s/ Lenard M. Lichtenberger, Ph.D.

Lenard M. Lichtenberger, Ph.D.

Inventor

Date:     12/11/2009